Exhibit 99.1

Sigma Labs and Arete Innovative Solutions

Announce Joint Venture Company

Led by Former Executive of Morris Technologies

SANTA FE, N.M. – June 30, 2015 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a developer of advanced, in process, non-destructive quality inspection systems for metal-based additive manufacturing (“AM”) and other advanced manufacturing technologies, today announced that it has entered into a definitive agreement to form a joint venture company with Cincinnati-based Arete Innovative Solutions LLC. The new entity, Arete-Sigma LLC, will be a comprehensive metal solutions provider for the burgeoning AM market. The joint venture will offer a full suite of services from design through prototyping and manufacturing of high precision metal components.

“This is an exciting development for Sigma Labs which I believe will accelerate the Company’s growth prospects going forward,” said Mark Cola, President and CEO of Sigma Labs. “The joint venture will bring unique manufacturing competencies and capabilities within the metal AM space together under one roof – giving us the ability to offer clients design, process control, and quality assurance solutions not found anywhere else. It is also a means for Sigma Labs to conduct ongoing applications research in a representative market setting. The entity is dedicated to providing potential customers with access to the full benefits of additive manufacturing, and we expect to capitalize on increasing demand in the area while making it easier for adoption of metal AM in real-world applications. I couldn’t be happier in having it led by Bill Herman, who brings both design experience and operational expertise from his time at Morris Technologies, previously the premier service provider in the AM metal space.”

“We’re thrilled to be working with a leader in AM quality assurance such as Sigma Labs,” added Bill Herman, President of Arete Innovative Solutions. “Arete and Sigma Labs view the 3D metal printing space as poised for significant growth over the coming decades but also in need of a new approach to both educating customers and making AM a compelling value proposition. Bringing our two companies together is a sensible way to attract new clients and expand the industry by making AM applications more easily understood, implemented, and utilized for large-scale production. We look forward to a long relationship in addressing this very important market going forward.”

Arete Innovative Solutions is a pioneer in the metals AM process and a specialist in creating custom-designed solutions. Arete is led by Bill Herman, formerly Vice President of Operations for Morris Technologies, Inc., which was acquired by GE Aviation in 2012. At the time of its acquisition, Morris Technologies was the premier service bureau provider in North America for metal AM parts. Mr. Herman's expertise includes design for AM, a critical first step necessary for companies hoping to tap into the metal AM process. He will be President of the Arete-Sigma LLC joint venture.

About Sigma Labs, Inc.

Sigma Labs, Inc., through its wholly-owned subsidiary B6 Sigma, Inc., develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit www.sigmalabsinc.com.

About Arete Innovative Solutions, LLC

Arete Innovative Solutions, LLC. is an additive manufacturing/3D printing company specializing in innovative and comprehensive metal additive manufacturing solutions. Through design engineering, education, prototype production and rapid part development, Arete Innovative Solutions provides the expert guidance that builds success. Grown from the Cincinnati, Ohio region, the cradle of additive manufacturing, Arete is a leader in the AM industry that delivers the expertise to drive results. For more information please visit www.areteisllc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in Sigma's most recent annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. Sigma undertakes no obligation to update any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385